Exhibit (n)(i)

Consent of Independent Auditors

We consent to the use of our report dated May 9, 2025, with respect to the consolidated financial statements of Origin Strategic Credit, Fund LLC for the year ended December 31, 2024, and our report on the supplementary schedule of investments as of December 31, 2024, dated August 19, 2025, included in the Registration Statement (Form N-2 No. 333-287135) and related Prospectus of Origin Real Estate Credit Fund.

We also consent to the reference to our firm in the section titled “Financial Statements” and “Independent Registered Public Accounting Firm”.

Chicago, Illinois

August 21, 2025